Exhibit 99.1

Raven Industries Reports Strong First Quarter Fiscal 2022 Results

Applied Technology Division Sets Record Quarterly Revenue

Sioux Falls, S.D. - May 17, 2021 - Raven Industries, Inc. (the Company; NASDAQ:RAVN) today reported financial results for the first quarter that ended April 30, 2021.
First Quarter Fiscal 2022 Noteworthy Items:

•Consolidated net sales were $112.5 million, an increase of 30.0 percent versus the prior year;
•Company reported diluted earnings per share of $0.26, an increase of $0.15 or 136 percent versus the prior year;
•Applied Technology generated record quarterly revenue of $54.9 million, an increase of 30.6 percent versus the prior year, driven by significant growth in both the OEM and aftermarket channels;
•Applied Technology secured orders for 36 OMNiDRIVE™ systems (formerly known as AutoCart®), its first commercially-available Driverless Ag Technology, representing approximately half of its available volume for the current year's limited release;
•Company invested $4.6 million, or $0.10 per diluted share, primarily in research and development activities, to advance Raven Autonomy™;
•Engineered Films' net sales increased 46.0 percent versus the prior year as the division's end-markets continued their recovery from the global pandemic, leading to year-over-year growth across all end-markets;
•Backlog and order activity in both Applied Technology and Engineered Films continued to strengthen, providing even greater confidence for substantial growth in fiscal 2022;
•Price increases were implemented across all divisions as the Company navigates through supply chain constraints and rising input costs;
•Company acquired the intellectual property and patents of Jaybridge Robotics, advancing its growth strategy in autonomous agriculture.

First Quarter Results:
Consolidated net sales for the first quarter of fiscal 2022 were $112.5 million, up 30.0 percent versus the first quarter of fiscal 2021. The year-over-year growth was driven by increased sales in Applied Technology and Engineered Films. In Applied Technology, the division reported record quarterly revenue, while overcoming supply chain constraints, as the demand for its industry-leading ag technology solutions was amplified by improved market conditions. In Engineered Films, the division’s end-markets continued to recover from the adverse impacts of the global pandemic, leading to year-over-year volume and revenue growth across all end-markets, led by construction and agriculture. Aerostar was impacted by the conclusion of Loon activity and a decrease in aerostat sales due to timing of contracts, leading to a year-over-year decline in revenue.

Consolidated operating income for the first quarter of fiscal 2022 was $11.6 million, versus operating income of $3.9 million in the first quarter of fiscal 2021. Included in the results for the first quarter of fiscal 2022 was $4.6 million of investment in research and development and selling expenses to advance Raven Autonomy™, compared to $3.8 million in the prior year. The strong profitability performance in this year's first quarter was driven by increased sales volume and corresponding positive operating leverage.
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Raven Industries First Quarter 2022 Results
May 17, 2021

Net income for the first quarter of fiscal 2022 was $9.6 million, or $0.26 per diluted share, compared to $4.0 million, or $0.11 per diluted share, in last year's first quarter. The Company's strategic investment in Raven Autonomy™ reduced net income attributable to Raven by $3.6 million, or $0.10 per diluted share, in the first quarter of fiscal 2022 compared to $2.9 million, or $0.08 per diluted share, in the prior year.

Balance Sheet and Cash Flow:
At the end of the first quarter of fiscal 2022, cash and cash equivalents totaled $17.8 million, decreasing $15 million versus the previous quarter. The sequential decrease in cash was driven by an increase in working capital needs as the Company fulfills substantial demand in Applied Technology and Engineered Films while navigating lengthening lead times in the global supply chain and rising input costs. Total liquidity3 at the end of the first quarter totaled $117.8 million.

Applied Technology Division:
Net sales for Applied Technology in the first quarter of fiscal 2022 were $54.9 million, increasing $12.9 million or 30.6 percent versus the first quarter of the prior year. The division's performance was the highest quarterly revenue ever. The year-over-year sales growth was driven by increased sales in the OEM and aftermarket channels, both domestically and internationally, with substantial growth in Europe. Demand and order activity for the division's ag technology products continues to accelerate as Applied Technology is capitalizing on the first robust ag market in several years. The division also finished the first quarter with a record backlog as it positions itself for strong revenue growth.

Division operating income in the first quarter of fiscal 2022 was $13.2 million, up $4.2 million or 47.5 percent versus the first quarter of fiscal 2021. Included in the results was investment in research and development and selling expenses to advance Raven Autonomy™ of $4.6 million on a pre-tax basis, an increase of $0.8 million versus the prior year. The underlying profitability of Applied Technology was very strong with year-over-year growth in operating income that was driven by increased sales volumes and associated operating leverage, partially offset by an increase in research and development and rising input costs related to global supply chain dynamics.

Engineered Films Division:
Net sales for Engineered Films in the first quarter of fiscal 2022 were $48.8 million, up $15.4 million or 46.0 percent year-over-year. The division generated year-over-year sales growth across all end-markets, with agriculture and construction serving as the largest drivers, as the recovery from the adverse effects of the global pandemic continued to strengthen. Due to volatility in the resin market, the division has taken intentional actions to adjust pricing commensurate with the changes in the market input costs. Demand for the Company's highly engineered, high-value products improved sequentially as order activity gained momentum in the quarter.
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Raven Industries First Quarter 2022 Results
May 17, 2021

Division operating income in the first quarter of fiscal 2022 was $6.8 million, up $5.2 million or 321.1 percent versus the first quarter of fiscal 2021. The year-over-year increase was driven by higher sales volume and corresponding positive operating leverage, partially offset by rising material input costs. Operating margin for Engineered Films at 13.9 percent improved year-over-year toward pre-pandemic levels of 18 to 22 percent.

Aerostar Division:
Net sales for Aerostar in the first quarter of fiscal 2022 were $8.9 million, down $2.3 million or 20.3 percent versus the first quarter of fiscal 2021. Year-over-year revenue growth for defense related stratospheric balloon systems was offset by the conclusion of Loon activity announced in the fourth quarter of fiscal 2021 and a decrease in aerostat revenue. Aerostar's financial performance is driven by the timing of government contracts, which can fluctuate on a quarterly basis. As such, it is beneficial to analyze the division over a longer period of time.

Division operating income was $0.6 million in the first quarter of fiscal 2022, up $0.3 million versus the first quarter of fiscal 2021. The year-over-year improvement in operating income was driven by product mix and effective cost control measures.

Update on Strategic Platforms for Growth:
In Raven Autonomy™, the Company made significant progress on executing on its strategy in the first quarter of the year. Since launching pre-orders for OMNiDRIVE™ (formerly known as AutoCart®), Applied Technology has secured 36 orders of the advanced Driverless Ag Technology solution and is on track to achieve its limited release goal of 75 units in fiscal 2022. In addition, the Company expects to release an OMNiDRIVE™ system compatible with Case IH Magnum and New Holland tractors this fall, ahead of the targeted date. For OMNiPOWER™ (formerly known as Dot®), the Company currently expects to sell out its current manufacturing capacity in the fiscal year. To meet future demand, Applied Technology is planning with a strategic partner to significantly expand production capacity for OMNiPOWER™. The Company also purchased the intellectual property (IP) and patent portfolio of Jaybridge Robotics, an early mover in the development of autonomous ag technology. The Company's ownership of this IP, related to path-planning, obstacle detection and multi-machine control systems, accelerates the development of Raven's Driverless Ag Technology.

The momentum around Raven Autonomy™ continues to expand as the division hits key milestones and showcases the capabilities of its industry leading technology. Demand for autonomous ag solutions is strong and growing. The limited commercial releases of OMNiDRIVE™ and OMNiPOWER™ in fiscal 2022 will provide valuable customer engagement and insight as the Company executes on its strategy of advancing technology that improves agriculture practices globally.

In Raven Composites™, Engineered Films continued to build out its composites production operations in the first quarter. The Company began installation of its composites equipment and expects to have operations running by the end of the second quarter. In addition, the division continues to build relationships with strategic customers as
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Raven Industries First Quarter 2022 Results
May 17, 2021

it executes on its strategy of supplying thinner, lighter and stronger materials through combining high-value films with rigid composites that provide superior value across multiple end-markets.

Fiscal 2022 Outlook:
"We are off to a tremendous start in fiscal 2022, breaking our previous quarterly record for revenue in Applied Technology, while also making significant progress on our strategic platforms for growth," said Dan Rykhus, President and CEO. "The strong demand we continue to see in our businesses, particularly in Applied Technology and Engineered Films, provides us even greater confidence in our ability to exceed our previous annual revenue record in the current year.

"I am very proud of our team in Applied Technology as we overcame substantial supply chain constraints experienced across the world to generate record revenue for the quarter. The momentum and demand in the market continues to grow for our ag technology solutions. Order activity remained very strong in the first quarter and backlog is at an all-time high. In Raven Autonomy™, we are right on track with our commercialization goals in the current year as we continue to set the foundation for a step-change in long-term growth for the division. The solutions we are developing are significant advancements in ag technology that will help solve labor shortages, provide greater efficiencies and enhance sustainability in agriculture across the world.

"In Engineered Films, we generated substantial year-over-year growth as our end-markets continued their recovery from the global pandemic in the first quarter of the year. Rising prices and volatility in the resin market presented challenges. However, our offering of highly engineered, high-value films provides flexibility to be able to mitigate rising input costs and maintain our strong profitability within the division. For the full year in fiscal 2022, we expect to drive significant volume and revenue growth over fiscal 2021 and also exceed pre-pandemic sales levels achieved in fiscal 2020. These expectations for the current year are in line with plans developed two years ago as we return to normalized conditions while executing on our strategy of delivering thinner, lighter and stronger materials.

"In Aerostar, we continued to advance the technology for our stratospheric and radar solutions in the first quarter, while improving profitability year-over-year and sequentially. The momentum around utilizing our technology in defense applications continues to grow, and our team is working to advance our solution down the pathway of becoming a program of record. Over the remainder of the year, we have a significant number of flight campaigns scheduled with multiple Department of Defense agencies as we continue to showcase the industry-leading capabilities for our stratospheric balloon systems.

"Fiscal 2022 will be an exceptional year for our Company. We are experiencing high commodity prices in agriculture and a broad economic recovery in construction, industrial, energy and the other end-markets we serve. Our Company is well-positioned to drive record revenue and substantial earnings growth. While we expect global supply chain constraints to persist throughout the year, I am confident in our team's ability to continue to manage
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Raven Industries First Quarter 2022 Results
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these challenges. While executing on the near-term opportunities, we will continue to invest in our strategic platforms that will drive substantial growth for our Company in the coming years," concluded Rykhus.

Regulation G:
The information presented in this earnings release regarding consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) provides innovative, high-value products and systems that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and aerospace and defense solutions, and the Company's groundbreaking work in autonomous systems is unlocking new possibilities in areas like farming, national defense, and scientific research. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the Company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans, and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required
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Raven Industries First Quarter 2022 Results
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by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Jared Stearns
Investor Relations Manager
Raven Industries, Inc.
+1(605) 336-2750
Source: Raven Industries, Inc.
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Raven Industries First Quarter 2022 Results
May 17, 2021

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30,
	2021	2020	Fav (Un) Change
Net sales	$112,486	$86,496	30.0%
Cost of sales	72,500	58,029
Gross profit	39,986	28,467	40.5%
Gross profit percentage	35.5%	32.9%

Research and development expenses	11,462	10,505
Selling, general, and administrative expenses	16,951	14,023
Operating income	11,573	3,939	193.8%
Operating income percentage	10.3%	4.6%

Other income (expense), net	30	(468)
Income before income taxes	11,603	3,471	234.3%

Income tax expense (benefit)	1,983	(478)
Net income	9,620	3,949	143.6%

Net loss attributable to the noncontrolling interest	—	(98)

Net income attributable to Raven Industries, Inc.	$9,620	$4,047	137.7%

Net income per common share:
- Basic	$0.27	$0.11	145.5%
- Diluted	$0.26	$0.11	136.4%

Weighted average common shares:
- Basic	36,037	35,928
- Diluted	36,450	36,066

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Raven Industries First Quarter 2022 Results
May 17, 2021

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	April 30	January 31	April 30
	2021	2021	2020
ASSETS
Cash and cash equivalents	$17,764	$32,938	$72,581
Accounts receivable, net	68,064	48,669	60,336
Inventories, net	63,407	52,703	57,101
Other current assets	7,904	5,776	6,268
Total current assets	157,139	140,086	196,286

Property, plant and equipment, net	107,905	106,007	102,061
Goodwill	109,284	107,677	104,608
Intangible assets, net	46,074	44,585	43,826
Other assets	10,437	11,016	11,552
TOTAL ASSETS	$430,839	$409,371	$458,333

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$22,535	$18,639	$20,392
Accrued and other liabilities	32,149	28,066	24,042
Redeemable noncontrolling interest payable	5,438	5,333	17,172
Total current liabilities	60,122	52,038	61,606

Long-term debt	2,895	1,981	50,364
Other liabilities	23,837	23,997	33,939
Total liabilities	86,854	78,016	145,909

Shareholders' equity	343,985	331,355	312,424
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$430,839	$409,371	$458,333

Net Working Capital and Net Working Capital Percentage[1]
Accounts receivable, net	$68,064	$48,669	$60,336
Plus: Inventories, net	63,407	52,703	57,101
Less: Accounts payable	22,535	18,639	20,392
Net working capital[1]	$108,936	$82,733	$97,045

Annualized net sales	$449,944	$320,308	$345,984
Net working capital percentage[1]	24.2%	25.8%	28.0%

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Raven Industries First Quarter 2022 Results
May 17, 2021

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2021	2020
Cash flows from operating activities:
Net income	$9,620	$3,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,511	4,176
Other operating activities, net	(21,910)	3,726
Net cash provided by (used in) operating activities	(7,779)	11,851

Cash flows from investing activities:
Capital expenditures	(5,605)	(4,434)
Purchases of investments	(587)	(98)
Proceeds from sale of assets	263	251
Other investing activities, net	(1,112)	(9)
Net cash used in investing activities	(7,041)	(4,290)

Cash flows from financing activities:
Dividends paid	—	(4,658)
Proceeds from debt	815	50,150
Other financing activities, net	(1,204)	(844)
Net cash provided by (used in) financing activities	(389)	44,648

Effect of exchange rate changes on cash	35	(335)

Net increase (decrease) in cash and cash equivalents	(15,174)	51,874
Cash and cash equivalents at beginning of period	32,938	20,707
Cash and cash equivalents at end of period	$17,764	$72,581

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Raven Industries First Quarter 2022 Results
May 17, 2021

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2021	2020	Fav (Un) Change
Net sales
Applied Technology	$54,868	$42,007	30.6%
Engineered Films	48,765	33,398	46.0%
Aerostar	8,887	11,151	(20.3)%
Intersegment eliminations	(34)	(60)
Consolidated net sales	$112,486	$86,496	30.0%

Operating income (loss)
Applied Technology	$13,187	$8,939	47.5%
Engineered Films	6,767	1,607	321.1%
Aerostar	589	293	101.0%
Intersegment eliminations	(7)	40
Total segment income	$20,536	$10,879	88.8%
Corporate expenses	(8,963)	(6,940)	(29.1)%
Consolidated operating income	$11,573	$3,939	193.8%

Operating income percentages
Applied Technology	24.0%	21.3%	270bps
Engineered Films	13.9%	4.8%	910bps
Aerostar	6.6%	2.6%	400bps
Consolidated operating income	10.3%	4.6%	570bps

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Raven Industries First Quarter 2022 Results
May 17, 2021

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[2]
(Dollars in thousands) (Unaudited)
	Three Months Ended April 30,
			Fav (Un)
	2021	2020	Change
Applied Technology
Reported Operating income	$13,187	$8,939	47.5%
Plus: Depreciation and amortization	1,466	1,100	33.3%
ATD EBITDA	$14,653	$10,039	46.0%
ATD EBITDA % of Net Sales	26.7%	23.9%

Engineered Films
Reported Operating income	$6,767	$1,607	321.1%
Plus: Depreciation and amortization	2,459	2,412	1.9%
EFD EBITDA	$9,226	$4,019	129.6%
EFD EBITDA % of Net Sales	18.9%	12.0%

Aerostar
Reported Operating income	$589	$293	101.0%
Plus: Depreciation and amortization	227	239	(5.0)%
Aerostar EBITDA	$816	$532	53.4%
Aerostar EBITDA % of Net Sales	9.2%	4.8%

Consolidated
Net income attributable to Raven Industries Inc.	$9,620	$4,047	137.7%
Interest expense, net	94	144
Income tax expense (benefit)	1,983	(478)
Plus: Depreciation and amortization	4,511	4,176
Consolidated EBITDA	$16,208	$7,889	105.5%
Consolidated EBITDA % of Net Sales	14.4%	9.1%

1 Net working capital is defined as accounts receivable, (net) plus inventories, (net) less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
2 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.
3 Total liquidity is defined as Cash and cash equivalents plus the available balance on the Company's revolving credit facility.

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